EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

UNITED AIRLINES HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value	Rule 457(c) and Rule 457(h)	300,000	$47.36 (2)	$14,208,000	.00011020	$1,565.72
Equity	Preferred Stock Purchase Rights	(3)	(3)	(3)	(3)	(3)	(3)

Total Offering Amounts					$14,208,000		$1,565.72
Total Fee Offsets							-
Net Fee Due							$1,565.72

(1)	This Registration Statement covers 300,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of United Airlines Holdings, Inc. (the “Registrant”) available for issuance pursuant to awards under the Amended and Restated United Airlines Holdings, Inc. 2006 Director Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares of Common Stock, which may become issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Stock Market LLC, on May 22, 2023.

(3)	The Preferred Share Purchase Rights (the “Purchase Rights”) are initially carried with the shares of Common Stock. The value attributable to such Purchase Rights, if any, is reflected in the market price of the shares of Common Stock.